Exhibit 21.1
List of Subsidiaries

Company Name	Where Incorporated
Domestic
Knowles Cazenovia Inc.	Delaware
Knowles Capital Formation, Inc.	Delaware
Knowles Capital Holdings, Inc.	Delaware
Knowles Electronics, LLC	Delaware
Knowles Electronics Holdings, Inc.	Delaware
Knowles Electronics Sales Corp.	Delaware
Knowles Finance Corporation	Delaware
Knowles Intermediate Holding, Inc.	Delaware
Novacap, LLC	Delaware
Vectron International, Inc.	Delaware
Voltronics, LLC	Delaware

Foreign
KEP (Philippines) Realty Corporation	Philippines
Knowles Electronics (Beijing) Co., Ltd.	China
Knowles Electronics (Malaysia) Sdn. Bhd.	Malaysia
Knowles Electronics (Philippines) Corporation	Philippines
Knowles Electronics (Suzhou) Co., Ltd.	China
Knowles Electronics (Weifang), Inc.	China
Knowles Electronics Asia Pte. Ltd.	Singapore
Knowles Electronics Austria GmbH	Austria
Knowles Electronics Denmark ApS	Denmark
Knowles Electronics Japan, K.K.	Japan
Knowles Electronics Singapore Pte Ltd	Singapore
Knowles Electronics Taiwan, Ltd.	Taiwan
Knowles Europe	United Kingdom
Knowles GmbH	Switzerland
Knowles Holdings Austria GmbH	Austria
Knowles IPC (M) Sdn. Bhd.	Malaysia
Knowles Luxembourg Finance S.à r.l.	Luxembourg
Knowles Luxembourg International S.à r.l.	Luxembourg
Knowles Luxembourg S.à r.l.	Luxembourg
Knowles Luxembourg Services S.à r.l.	Luxembourg
Revod (Philippines) Holdings Corporation	Philippines
Knowles (UK) Limited	United Kingdom
Vectron International, Ltd.	Ontario
Vectron International GmbH	Germany